Exhibit 10.10.1

NSTAR

TRUSTEES’ DEFERRED PLAN

(Effective January 1, 2008)

INTRODUCTION

The purpose of the NSTAR Trustees’ Deferred Plan (the “Plan”) is to provide an arrangement whereby Outside Trustees may (i) elect to defer receipt of designated percentages or amounts of their retainers and fees, and (ii) receive additional deferred amounts from the Company. This Plan consists of two parts: the NSTAR 409A Trustees’ Deferred Plan (the “409A Plan”) and the NSTAR Trustees’ Deferred Plan as Restated Effective August 25, 1999, and as in effect on October 3, 2004 (the “Grandfathered Plan”). This restatement of the Plan is effective as of January 1, 2008 (the “Effective Date”).

The 409A Plan is intended to comply with the requirements of Code section 409A and guidance issued thereunder and shall be interpreted and administered in a manner consistent with such requirements. For the avoidance of doubt, the terms of the 409A Plan shall apply to amounts deferred on or after January 1, 2005 and amounts deferred but not vested as of December 31, 2004 under the Grandfathered Plan. The terms of the 409A Plan are set forth at Part A.

All amounts deferred and vested prior to January 1, 2005, shall be grandfathered for purposes of Code section 409A and shall be governed by the NSTAR Trustees’ Deferred Plan as it was in effect on October 3, 2004. The Grandfathered Plan is frozen as of December 31, 2004. No deferrals of retainers or other fees (whether payable in cash or Shares) thereafter paid or payable to a Participant shall be made after December 31, 2004 under the Grandfathered Plan, and no individual not a Participant as of December 31, 2004 shall thereafter become a Participant in the Grandfathered Plan. The Grandfathered Plan has not been amended or modified in any way after October 3, 2004, and a copy of the Grandfathered Plan as it was in effect on October 3, 2004 is attached at Part B.

PART A

NSTAR 409A TRUSTEES’ DEFERRED PLAN

NSTAR 409A Trustees’ Deferred Plan

1.	Definitions

(a) “Board of Trustees” means the board of trustees of the Company.

(b) “Change of Control” has the meaning set forth in Appendix A.

(c) “Code” means the Internal Revenue Code of 1986 as amended from time to time.

(d) “Company” means NSTAR.

(e) “Company Credit Account” means the Company credit account described in Section 6.

(f) “Deferral Account” means the deferral account described in Section 5.

(g) “Grandfathered Plan” means the NSTAR Trustees’ Deferred Plan as Restated Effective August 25, 1999, and as in effect on October 3, 2004.

(h) “Outside Trustee” means a member of the Board of Trustees who is not an employee of the Company or any of its affiliates.

(i) “Participant” means an Outside Trustee who participates in the 409A Plan.

(j) “Plan” means the Grandfathered Plan and the 409A Plan.

(k) “409A Plan” means the NSTAR 409A Trustees’ Deferred Plan as set forth as Part A herein and as from time to time amended.

(l) “Plan Administrator” means the Board of Trustees or other person or persons authorized to administer the 409A Plan in accordance with Section 9.

(m) “Separation from Service” means the cessation of a Participant’s service as a member of the Board of Trustees which constitutes a separation from service with the Company and its affiliates in accordance with subsection (a)(2)(A)(i) of section 409A of the Code and the Regulations thereunder.

(n) “Shares” means common shares of the Company.

2.	Eligibility

Each Outside Trustee shall be eligible to participate in the 409A Plan. Notwithstanding the foregoing, an Outside Trustee shall not become a Participant in the 409A Plan until he or she completes such forms as the Plan Administrator may require.

3.	Elective Deferrals

A Participant may elect to defer all or any portion of his or her cash retainers or other cash fees otherwise payable by the Company in a calendar year, subject to such minimum deferral amounts as the Plan Administrator may prescribe prior to the start of such calendar year.

4.	Deferral Elections

(a) Initial Election. A Participant’s election of deferral under Section 3 shall be in the form prescribed by the Plan Administrator and shall be subject to such terms and conditions as the Plan Administrator may prescribe. A Participant may elect to defer compensation for services performed during a taxable year (the “service year”) only if the election of deferral is filed not later than the close of the taxable year preceding the service year. Each election shall specify the percentage or amount of the Participant’s cash retainers or other cash fees to be credited to his or her Deferral Account instead of being paid currently to the Participant. Each election shall be irrevocable for the calendar year or years to which it applies. Notwithstanding the foregoing, an Outside Trustee who becomes eligible to participate in the Plan during the calendar year may make an election of deferral for the balance of such calendar year (with respect to amounts paid to the Participant for services to be performed after his or her election of deferral) provided he or she makes such election within 30 days of the date he or she becomes eligible to participate in the Plan, in accordance with Code section 409A. A Participant’s deferral election for the calendar year shall terminate if a Participant obtains a payment due to unforeseeable emergency (in accordance with Section 8).

(b) Election As To Form of Distribution. A Participant’s initial election of deferral described in paragraph (a) above shall specify the form of payment for the distribution in respect of such deferral and all subsequent deferrals, which the Participant shall select from among the lump sum and installment options prescribed by the Plan Administrator. A Participant may subsequently change his or her election as to the form of distribution in accordance with rules and procedures established by the Plan Administrator; provided, however, that (i) such election change shall not take effect until 12 months after the date on which the election change is made and (ii) payment will be deferred for a period of not less than five years from the date on which such payment would otherwise have been made, in accordance with Treas. Reg. §1.409A-2(b)(1).

(c) Transition Rule for 2007. Notwithstanding any provision herein to the contrary, the Plan Administrator may establish special rules and procedures to permit Participants with an Account under the Plan (as in effect prior to January 1, 2008) and whose distribution date or dates with respect to such Account would fall after December 31, 2007 to elect, in a manner consistent with transition guidance under Section 409A, a new form and time of distribution (commencing not earlier than 2008), subject to such limitations and restrictions as the Plan Administrator may impose. This Section 4(c) shall be effective as of January 1, 2007.

(d) Transition Rule for 2008. Notwithstanding any provision herein to the contrary, the Plan Administrator may establish special rules and procedures to permit Participants with an Account under the Plan and whose distribution date or dates with respect to such Account would fall after December 31, 2008 to elect, in a manner consistent with transition guidance under Section 409A, a new form and time of distribution (commencing not earlier than 2009), subject to such limitations and restrictions as the Plan Administrator may impose.

5.	Deferral Account

The Plan Administrator shall maintain a Deferral Account on behalf of each Participant as follows:

(a) Deferrals. The Plan Administrator shall credit to a Participant’s Deferral Account the amounts of cash retainers or other cash fees, as applicable, which the Participant has elected to defer under the 409A Plan. In each case credits shall be made as of the dates the cash retainers or other cash fees would have been payable if not deferred.

(b) Investment Measurements. From time to time the Company will establish investment measurements to be used to adjust the balance of each Participant’s Deferral Account. Such investment measurements may be changed from time to time by the Company. The Plan Administrator may establish rules and procedures to permit Participants to select notional investments for their respective Deferral Accounts from among available investment measurements. From time to time, as determined by the Plan Administrator, each Participant’s Deferral Account will be adjusted to reflect such investment measurements.

6.	Company Credit Account

The Plan Administrator shall maintain a Company Credit Account on the books and records of the Company for each Participant as follows:

(a) Company Credits. As of each April 1 and October 1, provided the Participant is an Outside Trustee on such date, the Plan Administrator will credit to the Participant’s Company Credit Account the amount of the Participant’s retainer or other fees as of such date that is paid to the Participant in Shares.

(b) Investment Measurement. The sole investment measurement for determining the value of the Participant’s Company Credit Account shall be the value of Shares which could be purchased (or which are purchased) with Company credits as soon as possible following the date of such credits. Any dividends on such Shares will be reinvested or deemed reinvested in such Shares. In such manner and at such time as the Plan Administrator shall determine, each Participant’s Company Credit Account will be adjusted to reflect such investment measurement. The Company may, but shall not be required to, purchase Shares to satisfy its obligation to Participants under this paragraph. If such purchase of Shares is made, the Company may, in its discretion and subject to such limitations as it may determine, permit a Participant to exercise voting rights with respect to such Shares as are allocated to his or her Company Credit Account.

7.	Commencement of Distributions; Payment Periods

(a) In-Service Distributions. At the time the Participant makes an election of deferral under Section 3, and subject to the conditions of this Section, a Participant may also elect to receive a single sum payment from his or her Deferral Account of all or a specified portion of the amount attributable to such deferral on a fixed date prior to the Participant’s Separation from Service (hereinafter referred to as the “fixed date”). Such fixed date must be at least five years after the date of such deferral. The rules and procedures for such elections will be promulgated by the Plan Administrator. All elections under this Section 7(a) require the consent of the Plan Administrator to become effective. No portion of a Participant’s Company Credit Account may be paid under this Section 7(a).

(b) Separation from Service. Upon the Participant’s Separation from Service, the Participant shall be entitled to receive the balance in each of his or her Deferral Accounts and his or her Company Credit Account. The Participant’s Deferral Account shall be payable in the form specified by the Participant in his or her election of deferral from among the options prescribed by the Plan

Administrator and, if payment is made other than in an immediate lump sum, shall be adjusted to reflect the investment measurements in such manner as the Plan Administrator shall prescribe. The Participant’s Company Credit Account shall be payable in a lump sum only, and shall be paid in Shares (plus cash for any fractional shares). Payment of Deferral Accounts and Company Credit Accounts shall be made or commence on the first day of the calendar quarter next following the Participant’s Separation from Service, and in the case of installments, shall be paid on the fixed dates specified by the Participant in his or her election of deferral; provided, however, that if a Participant has made a subsequent change to his or her elected form of payment pursuant to Section 4(b) above, payment shall not commence until 5 years from the date on which such payment would otherwise have been made, in accordance with Treas. Reg. §1.409A-2(b)(1). For the avoidance of doubt, no Participant will be a “specified employee” within the meaning of Code section 409A because Outside Trustees are not officers of the Company, and no individual has the requisite ownership in the Company to be a “key employee” within the meaning of Code section 416.

(c) Death. If the Participant dies at any time prior to the payment or commencement of payment of his or her Deferral Account or Company Credit Account as described in Section 7(b), the Participant’s designated beneficiary or beneficiaries shall be entitled to receive the balance in the Participant’s Deferral Account and Company Credit Account as of the date of death. Payments shall be made in a lump sum as soon as reasonably practicable after the Participant’s death but in all events by the earlier of (i) 90 days after the Participant’s death or (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s death occurs. A Participant’s Company Credit Account shall be paid in Shares (plus cash for any fractional shares). If the Participant dies after payment of his or her Deferral Account has commenced to be paid in installments but prior to the exhaustion of such Account, payment of the remaining balance of such Account (adjusted as provided in Section 7(b)) shall continue to the Participant’s designated beneficiary or beneficiaries over the installment period selected by the Participant. Designation of a beneficiary or beneficiaries for purposes of the 409A Plan shall be made on a form and in a manner prescribed or approved by the Plan Administrator. If no beneficiary has been designated or the designated beneficiary does not survive the Participant, payment due under this Section will be made to the Participant’s estate.

8.	Unforeseeable Emergency

Upon the occurrence of an unforeseeable emergency with respect to a Participant, that portion of the Participant’s Deferral Account, if any, which the Plan Administrator, based on the relevant facts and circumstances, determines to be reasonably necessary to satisfy the emergency need will be eligible for distribution. In determining the amount reasonably necessary to satisfy the emergency need, the Plan Administrator may take into account any amounts necessary to pay taxes or penalties reasonably anticipated to result from the distribution. No distribution on account of unforeseeable emergency will be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the 409A Plan. An unforeseeable emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code section 152 without regard to section 152(b)(1), (b)(2) or (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any such distribution shall reduce the balance in the Participant’s Deferral Account available for distribution in accordance with Section 7. No portion of a Participant’s Company Credit Account may be paid under this Section 8.

9.	Administration of the 409A Plan

For purposes of prescribing the forms and conditions for deferral elections under Section 4, in-service distributions under Section 7(a) and distributions under 7(b) (or other forms required to administer the 409A Plan), and for purposes of Sections 5 and 6, the functions of the Plan Administrator shall be performed by the Senior Vice President, Treasurer and Chief Financial Officer of the Company in his or her sole discretion, or by his or her delegates. All other administrative and interpretative functions under the 409A Plan shall be vested in the sole discretion of the Board of Trustees. A decision by the Plan Administrator or the Board of Trustees shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. The Plan Administrator and the Board of Trustees shall each exercise its functions hereunder in such manner as it deems appropriate. Neither the Plan Administrator nor the Board of Trustees shall have any responsibility to exercise its discretion in a uniform manner among similarly situated Participants, and no decision with respect to any Participant shall give any other Participant the right to have the same decision applied to him or her. The Plan Administrator and the Board of Trustees shall each have all powers necessary or appropriate to discharge its duties and responsibilities under the 409A Plan.

The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any person carrying out functions of the Plan Administrator (including any person who formerly carried out such functions) against all liabilities, damages, costs, and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission in connection with the 409A Plan.

10.	Nature of Claim for Payments

Except as herein provided, the Company shall not be required to set aside or segregate any assets of any kind to meet any of its obligations hereunder, and all obligations of the Company shall be reflected by book entries only. The Participant shall have no rights on account of this 409A Plan in or to any specific assets of the Company. Any rights that the Participant may have on account of this 409A Plan shall be those of a general, unsecured creditor of the Company. However, the Company may establish a trust or trusts of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter 1 of the Code (a “grantor trust”), and may from time to time deposit funds (which funds shall be in the form of Shares with respect to a Participant’s Company Credit Account) in such grantor trust or trusts to facilitate payment of the benefits provided under the 409A Plan. In the event the Company establishes such a grantor trust or trusts with respect to the 409A Plan and, at the time of a Change of Control, any such trust (i) has not been terminated or revoked and (ii) is not “fully funded” (as determined in its sole discretion by a majority of the individuals who were members of the Board of Trustees immediately prior to a Change of Control), the Company shall within ten days of such Change of Control deposit in such grantor trust or trusts assets sufficient to cause the trust or trusts to be “fully funded” as of the date of the deposit (as determined in its sole discretion by a majority of the individuals who were members of the Board of Trustees immediately prior to a Change of Control).

11.	Rights Are Non-Assignable

Neither the Participant nor any beneficiary nor any other person shall have any right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly agreed to be non-assignable and non-transferable, whether voluntarily or involuntarily.

12.	Taxes

If at any time this Plan is found to fail to meet the requirements of Code section 409A and the Regulations thereunder, the Company may distribute the amount required to be included in the Participant’s income as a result of such failure. Any amount distributed under this Section 12 will be charged against amounts owed to the Participant and offset against future payments. For the avoidance of doubt, the Participant will have no discretion, and will have no direct or indirect election, as to whether a payment will be accelerated under this Section 12.

13.	Amendment

The Board of Trustees may at any time and from time to time amend the 409A Plan in any manner; provided that no such amendment shall reduce the amounts previously credited to the Deferral Account or Company Credit Account of any Participant or his or her beneficiary without his or her prior written consent; and provided, further, that no amendment following a Change of Control shall eliminate or reduce the Company’s obligation to deposit assets in the grantor trust or trusts as described in Section 10. Furthermore, following a Change of Control, this Section 13 may not be amended.

14.	Termination

The 409A Plan shall continue in effect until terminated by action of the Board of Trustees; provided, that the 409A Plan shall only be terminated to the extent, and in the manner, permitted by Code section 409A. Upon termination of the 409A Plan, no deferral of retainers or other fees thereafter paid or payable to a Participant shall be made, no additional Company Credits shall be made to the Participant’s Company Credit Account, and no individual not a Participant as of the date of termination shall become a Participant thereafter. If, at the time of termination, there is any Participant or beneficiary of a Participant who is or will be entitled to a payment hereunder, the Plan Administrator shall pay to such Participants or beneficiaries the balance in the Participants’ Deferral Accounts and Company Credit Account in a manner that complies with Code section 409A.

Appendix A to

NSTAR 409A Trustees’ Deferred Plan

“Change of Control”

For the purposes of this 409A Plan, a “Change of Control” shall mean:

a. The acquisition by any Person (or more than one Person acting as a group) of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) more than 50% of the then outstanding common shares (or shares of common stock) of the Parent (the “Outstanding Parent Common Shares”) or (ii) 30% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or an affiliate of the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or affiliate of the Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Appendix A; or

b. Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

c. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination 50% or more of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

d. Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Appendix A, the term “Parent” shall mean NSTAR, or, if any entity shall own directly or indirectly through one or more subsidiaries, more than 50% of the outstanding common shares of NSTAR, such entity, and (ii) the term “Person” shall mean any individual, corporation, partnership, company, limited liability company, trust or other entity, which term shall include a “group” within the meaning of Section 13(d) of the Securities Act of 1934, as amended.

PART B

NSTAR TRUSTEES’ DEFERRED PLAN

AS IN EFFECT ON OCTOBER 3, 2004

IN WITNESS WHEREOF, the Company has caused this Plan, which consists of the 409A Plan and the Grandfathered Plan, to be executed by its officer hereunto duly authorized this 24th day of December, 2008.

NSTAR

By:	/s/ THOMAS J. MAY